UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Furmanite Corporation (Name of Registrant as Specified In Its Charter)
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FURMANITE CORPORATION
10370 Richmond Avenue, Suite 600
Houston, TX 77042
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2014
To the Stockholders of Furmanite Corporation:
Notice is hereby given that the 2014 Annual Meeting of Stockholders of Furmanite Corporation, a Delaware corporation (the “Company”), will be held at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042 at 9:30 a.m. Central Daylight Time on Friday, May 9, 2014 (the “Annual Meeting”) to consider and vote on the following matters:

(1)
The election of four (4) directors nominated by the Company’s Board of Directors to serve until the 2015 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

(2)	To cast a non-binding advisory vote on executive compensation;

(3)	The ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(4)	To consider and act upon any other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Stockholders of record at the close of business on March 14, 2014, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Holders of shares of our common stock as of the record date are entitled to one vote, in person or by proxy, for each share of common stock owned by such holder as of such date on all matters properly brought before the Annual Meeting or at any adjournments or postponements thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible so that your voice is heard on these proposals. If you are a registered stockholder, you may vote your shares via the Internet, via a toll-free telephone number, by mail if you receive a printed set of proxy materials, or in person at the Annual Meeting. If you are the beneficial owner of shares of our common stock held in street name, you will receive voting instructions from your broker, bank or other nominee (the stockholder of record). The voting instructions will provide details regarding how to vote these shares.
Pursuant to New York Stock Exchange rules, if you hold your shares in street name, nominees will not have discretion to vote these shares on the election of directors or the advisory vote to approve executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome of Proposals 1 and 2 set forth in this Proxy Statement at the Annual Meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on these proposals.

By Order of the Board of Directors,

Robert S. Muff Chief Financial Officer
Houston, Texas
March 27, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE FURMANITE CORPORATION STOCKHOLDER MEETING
TO BE HELD ON MAY 9, 2014
Notice of Internet Availability was mailed to stockholders of record as of March 14, 2014. The annual report and proxy statement are available online at www.proxyvote.com. We encourage you to review all of the important information contained in the proxy materials before voting.
If you would like to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request on or before April 27, 2014.
TO REQUEST MATERIAL: Internet: www.proxyvote.com Telephone: 1-800-579-1639
Email: sendmaterial@proxyvote.com
WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES SO YOUR VOICE IS HEARD ON THESE PROPOSALS. IF YOU ARE A REGISTERED STOCKHOLDER, YOU MAY VOTE YOUR SHARES VIA THE INTERNET, VIA A TOLL-FREE TELEPHONE NUMBER, BY MAIL IF YOU RECEIVE A PRINTED SET OF PROXY MATERIALS, OR IN PERSON AT THE MEETING. IF YOU ARE THE BENEFICIAL OWNER OF SHARES OF OUR COMMON STOCK HELD IN STREET NAME, YOU WILL RECEIVE VOTING INSTRUCTIONS FROM YOUR BROKER, BANK OR OTHER NOMINEE REGARDING HOW TO VOTE THESE SHARES.

FURMANITE CORPORATION
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2014
SOLICITATION AND REVOCABILITY OF PROXIES
This Proxy Statement is furnished in connection with the solicitation of proxies of the holders of the common stock, no par value (the “common stock”) of Furmanite Corporation (“Furmanite” or the “Company”) on behalf of the Board of Directors of Furmanite for use at the Annual Meeting of Stockholders scheduled to be held at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042 at 9:30 a.m. Central Daylight Time on Friday, May 9, 2014 (the “Annual Meeting”), or at any postponement or adjournment of such meeting. This Proxy Statement is dated March 27, 2014. Copies of the accompanying Notice of Annual Meeting of Stockholders, Proxy Statement and Form of Proxy are being first made available to stockholders on or about March 27, 2014.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), Furmanite has elected to provide access to the proxy materials on the Internet instead of mailing a printed copy of the Company’s proxy materials to its stockholders. Based on this practice, most of the Company’s stockholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing the Company’s proxy materials on a website referred to in the Notice or requesting to receive printed copies of the proxy materials by mail or electronically by email. If you would like to receive a paper or email copy of the Company’s proxy materials for the Annual Meeting or for all future meetings, please follow the instructions for requesting such materials included in the Notice. Please note that if you previously requested or consented to delivery of our proxy materials by mail or electronically via email, you did not receive the separate Notice of Internet Availability of Proxy Materials. Instead, the Company sent you a full set of our proxy materials, which includes instructions for voting. The Company believes the delivery options that it has chosen will allow the Company to provide its stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.
A proxy that has been received by Furmanite management may be revoked by the registered stockholder giving such proxy at any time before it is exercised in the manner set forth below. A registered stockholder is one that holds shares of common stock registered directly in his or her name with the Company’s transfer agent. A registered stockholder may revoke his or her proxy before it is voted (i) by providing timely written notice to Robert S. Muff, Chief Financial Officer, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, (ii) by timely delivering a valid, properly executed proxy bearing a later date, (iii) by voting later by telephone (prior to 11:59 p.m., Eastern Daylight Time on May 8, 2014), if such stockholder previously voted by telephone, (iv) by voting later by the Internet (prior to 11:59 p.m., Eastern Daylight Time on May 8, 2014), if such stockholder previously voted by the Internet, or (v) by voting in person at the Annual Meeting. However, mere attendance at the Annual Meeting by a registered stockholder will not itself have the effect of revoking the proxy. If you are not a registered stockholder, but instead hold your shares in “street name” through a bank, broker or other nominee, the above described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee to revoke your proxy and submit new voting instructions. A proxy in the accompanying form, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the proposals set forth in this proxy statement, including the election of each of the director nominees named in this proxy statement.
Furmanite’s principal executive offices are located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and its telephone number is (713) 634-7777.
At the date of this Proxy Statement, the management of Furmanite does not know of any business to be presented at the Annual Meeting, other than as set forth in the notice accompanying this Proxy Statement. If any other business should properly come before the Annual Meeting, or at any adjournment or postponement thereof, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF
The Board of Directors of Furmanite has fixed the close of business on March 14, 2014 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the Record Date, there were 37,607,345 shares of Furmanite common stock outstanding, and each holder of common stock on the Record Date will be entitled to one vote for each share held by them as of such date for each matter to be presented at the Annual Meeting. In order to carry on the business of the Annual Meeting, the Company must have a quorum. This means at least a majority of the shares of common stock outstanding as of the Record Date must be represented at the Annual Meeting, either by proxy or in person. Abstentions and broker non-votes, which are described in more detail below, will be counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to all persons who are known by Furmanite to be the beneficial owner of more than five percent of the outstanding common stock as of the dates indicated below:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership*	Percent of Class**
BlackRock, Inc. (1)	Common Stock	2,470,249	6.6%
40 East 52nd Street
New York, NY 10022

*
Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days.

**	Based on 37,607,345 shares of the Company’s common stock issued and outstanding as of March 14, 2014.

(1)
BlackRock, Inc. reported sole voting power with respect to 2,363,996 shares and sole dispositive power with respect to 2,470,249 shares in the Schedule 13G/A filed by such stockholder with the SEC on January 29, 2014 pursuant to the Securities Exchange Act of 1934, as amended ( the “Exchange Act”).

Security Ownership of Management
The following table sets forth information as of March 14, 2014 with respect to shares of common stock beneficially owned by (a) each of the directors and nominees for director; (b) each of the Company’s Named Executive Officers; and (c) all of the current directors and executive officers as a group. Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company.

Name	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class**
Charles R. Cox	Common Stock	601,929	(2)(3)(4)	1.6%
Chairman of the Board and Chief Executive Officer

Joseph E. Milliron	Common Stock	214,472	(2)(4)	*
President and Chief Operating Officer

Robert S. Muff	Common Stock	54,823	(2)(4)	*
Chief Financial Officer

William F. Fry	Common Stock	28,726	(2)	*
General Counsel and Secretary

Sangwoo Ahn	Common Stock	455,669	(2)(5)	1.2%
Presiding Non-Executive Director

Kevin R. Jost	Common Stock	58,000	(6)	*
Director

Ralph Patitucci	Common Stock	41,000	(7)	*
Director

All Current Directors and Executive Officers as a group (7 persons) (8)	Common Stock	1,454,619		3.9%

*	Less than one percent.

**	Based on 37,607,345 shares of the Company’s common stock issued and outstanding as of March 14, 2014.

(1)
Shares listed include those beneficially owned as determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, the beneficial owner has sole dispositive and voting power with respect to all shares indicated.

(2)
Includes 159,733, 7,125, 14,863, 7,226 and 30,000 shares that Messrs. Cox, Milliron, Muff, Fry and Ahn, respectively, have the right to acquire within 60 days of March 14, 2014, pursuant to options granted by the Company.

(3)	Includes 40,000 shares which may not be sold while the holder is serving as a Director of the Company.

(4)	Includes 16,094, 25,454 and 11,053 shares that Messrs. Cox, Milliron and Muff, respectively, have in the Company’s 401(k) Plan as of December 31, 2013.

(5)	Includes 98,000 shares which may not be sold while the holder is serving as a Director of the Company.

(6)	Includes 58,000 shares which may not be sold while the holder is serving as a Director of the Company.

(7)	Includes 38,000 shares which may not be sold while the holder is serving as a Director of the Company.

(8)	Includes only those directors and executive officers as of the date of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s officers and directors, and individuals beneficially owning more than 10 percent of the Company’s common stock, to file reports of security ownership and changes of security ownership in the Company’s equity securities with the SEC. These reports are generally due within two (2) business days of the transaction giving rise to the reporting obligation. Such persons are also required by related regulations to furnish the Company with copies of all Section 16(a) forms that they file.
Based solely on its review of the copies of such forms received by it, or written representations that no other reports were required, the Company believes that, during the year ended December 31, 2013, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with all applicable reporting requirements under Section 16(a), except that Messrs. Cox, Milliron and Muff each made one late Form 4 filing on March 6, 2014 with respect to the vesting of a previously issued award of restricted stock units.
PROPOSAL ONE
ELECTION OF DIRECTORS
At the Annual Meeting, holders of common stock as of the Record Date will consider and vote for each of the nominated members of the Company’s Board of Directors (the “Board” or “Board of Directors”). The Board of Directors has nominated Charles R. Cox, Sangwoo Ahn, Kevin R. Jost and Ralph Patitucci for election as directors of the Company. The directors that are elected will hold office until the 2015 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All four director nominees proposed by the Board for election by the holders of common stock are incumbent directors. Although the Board does not contemplate that any of the nominees will be unable to serve, if such should occur prior to the Annual Meeting, proxies which do not withhold authority to vote for directors may be voted for a substitute nominee in accordance with the best judgment of the person or persons authorized by such proxies to vote.
Stockholders may vote for all of the nominees, withhold authority to vote for one or more of such nominees, or withhold authority to vote for all of such nominees. As a result, there will not be any abstentions on this proposal. Each properly executed proxy received in advance of the commencement of the Annual Meeting will be voted as specified therein. If a stockholder properly submits a proxy but does not specify voting instructions on this proposal, the shares represented by his or her proxy will be voted for the nominees listed therein or, in the circumstance noted above, for other nominees selected by the Board. The withholding of authority and any broker non-votes will have no effect upon the election of directors (except for purposes of determining a quorum) because Furmanite’s By-laws provide that directors are elected by a plurality of the votes cast, which means that the four nominees who receive the highest number of votes in favor of his or her election at the Annual Meeting will be elected to the Board. A broker non-vote occurs when a registered broker, bank or other nominee who holds securities for customers in street name, has not received voting instructions from such customer having beneficial ownership in the securities and the registered broker, bank or nominee lacks discretionary voting power to vote such shares. A registered broker does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares. As the proposal to elect directors is a non-routine matter under applicable New York Stock Exchange (“NYSE”) rules, if you hold your shares in street name, your registered broker, bank or other nominee cannot vote without voting instructions from you.
The Board of Directors unanimously recommends a vote “FOR” the election of each of the four director nominees.

NOMINEES FOR ELECTION AS DIRECTORS
The following table sets forth: (i) the name and age of each nominee for director listed in the enclosed form of proxy for the Company; (ii) the principal occupation and business experience during the last five years of such nominee; and (iii) the year during which such nominee first became a director of Furmanite.

		First Year as Director of the Company
Name	Principal Occupation and Business Experience		Age
Charles R. Cox	Chairman of the Board and Chief Executive Officer of Furmanite Corporation(1)	1995	71
Sangwoo Ahn	Investor(2)	1989	75
Kevin R. Jost	Retired president of Honeywell Imaging and Mobility(3)	2010	59
Ralph Patitucci	Owner of Index Services, Inc. and Investor(4)	2011	67

(1)
Mr. Cox has over 40 years of leadership experience in the industrial services, engineering and construction industry, including 29 years with Fluor Corporation (“Fluor”). His senior executive roles at Fluor include United States and global operations, serving clients in a wide range of industries. After retiring from Fluor in 1998, he served as chairman and CEO of WRS Infrastructure & Environment, Inc. from 2001 to 2006. Mr. Cox has been a director of the Company since 1995, was a member of the Nominating and Governance Committee, chairman of the Compensation Committee from 1995 to 2010 and served on the Audit Committee from 2005 to 2010. Mr. Cox was named Chairman of the Board and Chief Executive Officer (“CEO”) effective March 10, 2010. Mr. Cox also previously served on the boards of two other publicly traded firms, Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P. (NYSE:KPP).

(2)
Mr. Ahn has served on Furmanite’s Board of Directors since 1989 and as a member of the Audit Committee since 1990 (Chairman since 1997), in addition to serving as Chairman of the Nominating and Governance Committee since 1998 and as a member of the Compensation Committee since 2006. Now retired, Mr. Ahn was a founding partner of Morgan, Lewis, Githens & Ahn, an investment banking firm. Since 1986, Mr. Ahn has served as a director of PAR Technology Corporation (NYSE: PTC), a publicly-traded company that delivers solutions for the hospitality, logistics and government industries. Mr. Ahn will retire as a director of PAR Technology later in 2014. Mr. Ahn’s extensive knowledge of economic and financial information was attained through his involvement in the management of public companies over the past 40 years.

(3)
Mr. Jost has served on Furmanite’s Board of Directors since March 2010 and he became Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Governance Committee at such time. Mr. Jost is the former president of Honeywell Imaging and Mobility (previously Hand Held Products, Inc.), a manufacturer of data collection and management solutions. Mr. Jost was president and CEO of Hand Held Products, Inc. from its inception in 1999 until it was acquired by Honeywell in 2007, and continued to serve as the company’s chairman and CEO through his retirement in December 2008. From 1982 until 1999, Mr. Jost was Vice President and general manager of Welch Allyn Data Collection, a division of Welch Allyn, Inc., which acquired Hand Held Products, Inc. The company continued under the name of Hand Held Products, Inc. Mr. Jost has served as a member of the board of directors of PAR Technology Corporation since 2004 and will serve in this position until his term expires later in 2014. In 2012, Mr. Jost achieved the rank of Board Leadership Fellow, the highest level of credentialing for corporate directors and corporate governance professionals given by the National Association of Corporate Directors, for the fiscal 2013 year. In March 2014, Mr. Jost was elected to the Board of Directors of Socket Mobile, Inc., a producer of mobile handheld computers and barcode scanning products.

(4)
Mr. Patitucci was appointed to Furmanite’s Board of Directors on October 12, 2011. Mr. Patitucci was also appointed as a member of the Compensation Committee, the Audit Committee and the Nominating and Governance Committee at such time. Mr. Patitucci began his career in 1972 with General Electric Company (NYSE:GE), assuming positions of increasing responsibility over a 17 year period. His experience at GE included an international assignment, serving as Chairman, President & CEO of Samsung Medical Systems, Inc., the first joint venture corporation between GE and The Samsung Group. In 1996, Mr. Patitucci founded Index Services Inc., a consulting and private investment firm. Under the Index Services umbrella, Mr. Patitucci has led a series of private equity investments in a variety of corporations, taking an active role in the management and boards of directors of those entities. Currently, Mr. Patitucci serves as Chairman and CEO of Guy & O’Neill, Inc., a leading contract manufacturer in the wet wipes and liquid filling industry.

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to effectively satisfy its oversight responsibilities in light of the Company’s business and structure, the Board of Directors and the Nominating and Governance Committee focused primarily on the information discussed in each of the directors’ individual biographies set forth above.
In particular, with regard to Mr. Cox, the Board of Directors considered his strong background in corporate governance and management skills gained through his experience as a senior executive of a major publicly-traded engineering and construction company and as CEO of a privately held technical services company. With regards to Messrs. Ahn and Jost, the Board of Directors considered their respective experiences as directors of publicly-traded companies. In addition, the Board of Directors also considered Mr. Ahn’s strong background in management and financial matters gained through his experience of managing publicly-traded companies and Mr. Jost’s business and management expertise gained through his experience in executive management and CEO roles in multi-national companies. With regard to Mr. Patitucci, the Board of Directors considered his substantial experience with a major multi-national company and his expertise in managing business operations.
The Board of Directors has affirmatively determined that all of the nominee directors are independent of the Company and its management under NYSE listing standards and the standards set forth in the Company’s Corporate Governance Guidelines, except for Charles R. Cox who was appointed CEO of the Company on March 10, 2010.
The Board of Directors also determined that each of the members of the Audit, Nominating and Governance and Compensation Committees has no material relationship with Furmanite and is independent within the meaning of Furmanite’s director independence standards and NYSE listing standards.
EXECUTIVE OFFICERS
The following table sets forth the names, positions, years of service with Furmanite and ages of the executive officers of the Company, other than Charles R. Cox, whose biographical information is included above under “Nominees for Election as Directors”:

		Years of Service in Office
Executive Officers	Office		Age
Charles R. Cox	Chairman of the Board and Chief Executive Officer	4	71
Joseph E. Milliron(1)	President and Chief Operating Officer	8	59
Robert S. Muff(2)	Chief Financial Officer	5	54
William F. Fry(3)	General Counsel and Secretary	1	39

(1)
Mr. Milliron joined Furmanite Worldwide, Inc. in August 2005 as Chief Operating Officer of the technical services business unit and was named Executive Vice President and Chief Operating Officer of the Company in June 2007. Mr. Milliron was appointed President and Chief Operating Officer effective January 1, 2009. He was a business consultant from 2004 until joining Furmanite and served in various positions of responsibility at CooperHeat-MQS, Inc., an international industrial services company, from 1991 and as CEO, President and a Director from 1999 until 2004. Mr. Milliron has over 35 years of experience, both domestic and international, in industrial contracting services.

(2)
Mr. Muff joined Furmanite Worldwide, Inc. in June 2008 as Controller. In 2009, Mr. Muff was named Controller and Principal Accounting Officer. He was named Principal Financial Officer in March 2010 and Chief Financial Officer in January 2014. Prior to joining Furmanite, Mr. Muff was the Assistant Controller from October 2007 to June 2008 of Rexel, Inc., a U.S. subsidiary of Rexel Group, a worldwide distributor of electrical supplies, listed on the Paris stock exchange (Euronext: RXL). From February 2004 to October 2007, Mr. Muff served in various financial roles, ultimately as Assistant Controller, with Dresser, Inc. a worldwide manufacturer and marketer of highly engineered energy infrastructure and oilfield products and services. Mr. Muff was employed by various public accounting firms from 1991 to 2004. Mr. Muff is a certified public accountant.

(3)
Mr. Fry joined Furmanite Corporation in September 2012 and was named General Counsel and Secretary for Furmanite in December 2012. Prior to joining Furmanite, Mr. Fry worked for American Tank & Vessel, Inc., a specialty engineering and construction company, in various roles beginning in 2006, ultimately serving as its General Counsel.

CORPORATE GOVERNANCE
Board of Directors 2013
The Board of Directors of the Company is currently comprised of four members. During 2013, the Board held eight meetings, including regularly scheduled and special meetings. During 2013, each director attended at least seventy-five percent (75%) of the total number of meetings of the Board and the committees on which he served. The Company does not have a policy with respect to director attendance at annual meetings of stockholders, and only the Chairman of the Board attended the 2013 Annual Meeting of Stockholders.
For the fiscal year 2013, a majority of the members of the Board of Directors were “independent” within the meaning of the listing standards of the NYSE. The independent directors for 2013 were: Sangwoo Ahn, Kevin Jost and Ralph Patitucci. Mr. Ahn also serves as Presiding Non-Executive Director of the Board of Directors. The Board of Directors has determined that none of these directors has any material relationship with the Company or its management that would impair the independence of their judgment in carrying out their responsibilities to the Company. In making this determination, the Board of Directors considers all relevant facts and circumstances, not merely from the directors’ standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationship. The Board also considers any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, between the Company or any of its subsidiaries and a director to be material if the amount involved exceeds $120,000, exclusive of directors’ fees, in any of the last three fiscal years.
Corporate Governance Guidelines
Corporate governance guidelines have been adopted by the Board of Directors and address director qualification standards; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession and an annual performance evaluation of the Board. The Corporate Governance Guidelines are available on the Company’s website at www.furmanite.com, and in print without charge upon written request to Investor Relations, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.
Code of Ethics
The Company has adopted a Code of Ethics applicable to all employees, including the principal executive officer, principal financial officer, principal accounting officer and the directors. Copies of the Code of Ethics are available on the Company’s website at www.furmanite.com and will be provided without charge upon written request to Investor Relations, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042. The Company intends to post on the Company’s website any amendments to, or waivers of, the Code of Ethics applicable to executive officers and directors should such arise.
Executive Sessions of Non-Management Directors
The non-management directors of the Company, which are all of the Board members other than the Chairman, meet at regularly scheduled executive sessions without management. Mr. Ahn serves as the Presiding Non-Executive Director at those executive sessions.
Communications with Directors
The Board of Directors has established a process for the Company’s stockholders and other interested parties to communicate with the Presiding Non-Executive Director, the Board of Directors as a whole, the non-management or independent directors as a group, or any committee or individual member of the Board of Directors. Such communication should be in writing, addressed to Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042 in care of Chairman of the Nominating and Governance Committee. All such correspondence is reviewed by such individual, who will forward the material to the applicable director (excluding routine advertisement and business solicitations).
Board Leadership Structure
The Board of Director’s policy with respect to the separation of Chairman and CEO positions is that the interests of the Company’s stockholders are best served by a policy that enables the Board of Directors to make a determination regarding its Chairman based on the Company’s needs and the particular skill sets that are available at the time. The Company’s Board of Directors has decided to combine the role of Chairman and CEO. The Board of Directors believes that the Company’s CEO is currently best situated to serve as Chairman because he is the director most familiar with the Company’s business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the CEO brings company-specific experience and expertise. The Board of Directors believes that the combined role of Chairman and CEO facilitates information flow between management and the Board of Directors. In addition, on April 1, 2010, Mr. Ahn was named Presiding Non-Executive Director. In such role, Mr. Ahn assists the Chairman and the remainder of the Board of Directors in assuring effective corporate governance in managing the affairs of the Board of Directors and the Company. The Company’s Board of Directors recognizes that no single leadership model is right for all companies at any particular time and that, depending on the circumstances, other leadership models, such as a separate Chairman and CEO, might become appropriate.
Board’s Role in Risk Oversight
The Board of Directors is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.
The Audit Committee of the Board of Directors is charged by its charter with the responsibility to discuss with management the Company’s policies and procedures to assess, monitor and manage significant risks or exposures and the steps management has taken to monitor and control such risks, including business risk and legal and ethical compliance programs such as the Company’s Code of Ethics.
In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.
Committees of the Board of Directors
The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is described below.
Audit Committee
The Board has an Audit Committee, which for the year 2013 was comprised of Sangwoo Ahn (Chairman), Kevin Jost and Ralph Patitucci. Each of the members of the Audit Committee was independent as defined under the listing standards of the NYSE and the Exchange Act, and the Board of Directors of Furmanite has determined that Mr. Ahn is an “audit committee financial expert” as defined in the rules promulgated by the SEC. Both Mr. Ahn and Mr. Jost serve on the audit committees of one public company other than Furmanite. The Audit Committee and the Furmanite Board have determined that Mr. Ahn’s and Mr. Jost’s simultaneous service on another audit committee will not impair their ability to effectively serve on the Furmanite Audit Committee. The Audit Committee held six meetings during 2013, including regularly scheduled and special meetings.
The functions of the Audit Committee include the selection, engagement and retention of the independent accountants, the planning of, and fee estimate approval for, the annual audit of the consolidated financial statements, the review of the results of the examination by the independent accountants of the consolidated financial statements, the pre-approval of any non-audit services performed by the independent accountants and consideration of the effect of such non-audit services on the accountants’ independence. The Audit Committee has the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties. The Audit Committee operates under a written charter adopted by the entire Board of Directors of Furmanite, which is available on Furmanite’s website at www.furmanite.com and in print without charge upon written request.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of Chairman of the Audit Committee, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.
Compensation Committee
The Board has a Compensation Committee, which for 2013 was comprised of Kevin Jost (Chairman), Sangwoo Ahn and Ralph Patitucci, each of whom was “independent” as defined under the listing standards of the NYSE. The function of the Compensation Committee is to review and approve the compensation programs for the Named Executive Officers and other key personnel of Furmanite and its subsidiaries and to review and approve incentive, share option or other bonus plans or programs for the Named Executive Officers and other key employees of Furmanite and its subsidiaries. The Compensation Committee held five meetings during 2013, including regularly scheduled and special meetings. The Compensation Committee operates under a written charter adopted by the entire Board of Directors, which is available on Furmanite’s website at www.furmanite.com and in print without charge upon written request.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee was an officer or employee of the Company during 2013 or during any previous year or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2013, none of the Company’s executive officers served as:

•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee;

•	a director of another entity, one of whose executive officers served on the Compensation Committee; or

•
a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of the Company’s directors.

Nominating and Governance Committee
The Board has a Nominating and Governance Committee, which for 2013 consisted of Sangwoo Ahn (Chairman), Kevin Jost and Ralph Patitucci, each of whom is “independent” as defined under the listing standards of the NYSE and who constituted all of the non-employee directors. The Nominating and Governance Committee held one meeting during 2013.
The Nominating and Governance Committee considers and recommends future director nominees to the Board, including nominees recommended by stockholders of the Company. The Nominating and Governance Committee ensures that the composition of the Board reflects a broad range of skills, expertise, industry knowledge, contacts relevant to the Company’s business and diversity—diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of the Company’s Board of Directors at that point in time.
The Nominating and Governance Committee also develops and recommends to the Board corporate governance guidelines for the Company and reviews, from time to time, the Company’s policies and processes regarding principles of corporate governance. The Nominating and Governance Committee operates under a written charter adopted by the entire Board of Directors, which is available on Furmanite’s website at www.furmanite.com and in print without charge upon written request.
Any stockholder wishing to submit a candidate for the Nominating and Corporate Governance Committee’s consideration for nomination for election at the 2015 Annual Meeting of Stockholders must submit such recommendation in writing by November 27, 2014, to the Chief Financial Officer of the Company, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042. Any submitted recommendations must be accompanied by a statement of qualifications of the recommended nominee and a letter from the nominee affirming that he or she will agree to serve as a director of Furmanite if elected by the stockholders.
Certain information concerning the consideration by the Nominating and Governance Committee of director candidates proposed by stockholders, specific minimum qualifications which the Nominating and Governance Committee believes must be met for a nominee to be considered to serve as a director of the Company, any specific qualities or skills that are necessary for one or more of the Company’s directors to possess and the process for identifying and evaluating nominees, including those recommended by stockholders, are contained in the Company’s Corporate Governance Guidelines, described above.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is seeking a non-binding advisory vote from its stockholders to approve the compensation of the Named Executive Officers (“say on pay”) as described in detail under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. At the Company’s 2011 Annual Meeting of Stockholders, the Company submitted a non-binding proposal to its stockholders as to the frequency for which the Company should hold say on pay votes. At the 2011 Annual Meeting, the Company’s stockholders supported holding an annual say on pay vote, and the Board of Directors has determined that it will submit such vote to the Company’s stockholders every year at the Company’s annual meeting. As a result, the Company will submit a say on pay proposal to its stockholders at each annual meeting until the Company is required to submit to its stockholders another proposal on the frequency of such vote within the next three years.
This proposal gives stockholders the opportunity to express their views on the Company’s executive officer compensation. Because this stockholder’s vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is comprised of independent directors, will take into account the outcome of the vote when making future executive officer compensation decisions.
As discussed below under “Compensation Discussion and Analysis,” the Company believes that its compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of the Company’s stockholders and are competitive. The Company’s principal compensation policies enable it to attract and retain talented executive officers to lead the Company in the achievement of its business strategy. The Company believes its compensation policies balance short-term and long-term incentives that promote the creation of stockholder value.
The Company is presenting this proposal, which gives its stockholders the opportunity to approve its executive officer compensation as disclosed in this Proxy Statement by voting on the following resolution:
Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.
You have the opportunity to vote “FOR” or “AGAINST” or to “ABSTAIN” from voting on this non-binding resolution relating to executive compensation. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard with respect to this proposal. As a result, pursuant to the Company’s bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve, on a non-binding, advisory basis, the Company’s executive compensation. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis presents information about the compensation programs for senior executives and key personnel of the Company and its subsidiaries, including the executive officers named in the Summary Compensation Table on page 16.
The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Kevin R. Jost (Chairman), Sangwoo Ahn and Ralph Patitucci and is charged with the responsibility of reviewing and approving the compensation programs for the Company’s named executive officers (the “Named Executive Officers”), who are set forth in the Summary Compensation Table, and key personnel of Furmanite and its subsidiaries and to review and approve incentive, share option or other bonus plans or programs for the Named Executive Officers and key employees of Furmanite and its subsidiaries. All members of the Committee are independent under applicable NYSE standards. Specific duties and responsibilities include but are not limited to:

•	Establish and oversee the Company’s executive compensation policy and strategy.

•
Review and approve compensation goals and objectives for the CEO, evaluate the CEO’s performance relevant to those goals and determine and approve the CEO’s compensation based upon the results of the evaluation.

•	Provide recommendations to the Board of Directors regarding the compensation of the Company’s officers.

•	Develop performance targets and criteria underlying the Company’s various incentive compensation plans and administer stock-based compensation plans.

•
Interact in its discretion with outside advisors, consultants or internal employee resources as appropriate regarding the Company’s current compensation and benefit plans as well as periodic assessment of current market practices, trends and legislative developments which affect compensation and benefit plans.

•	Monitor regulations guiding corporate governance policies and procedures pertaining to executive compensation as governed by the SEC, NYSE and other regulatory authorities.

•	Review and determine Company programs to provide compensation to non-employee directors.

•	Provide assurance that the Company’s compensation program for the CEO and other officers is aligned with the Company’s overall business strategy and focuses upon value to the Company’s stockholders.
The executive compensation strategy is based on the following principles and objectives:

•
Executive compensation should be aligned with the Company’s overall business strategy of maximizing shareholder value by becoming the world leader in all of its service lines through customer responsiveness, innovation and differentiation, teamwork and collaboration, and providing perfect service and products, with executives leading the Company in driving continuous improvement and global growth through a unified organization.

•
Compensation should be commensurate with the achievement of increased returns to stockholders, the officers’ individual contributions to the organization and comparability to market data of business enterprises similar in size and scope to the Company’s operations.

•
Overall pay targets should reflect the Company’s intent to pay executive base salaries at levels consistent with available established market data surveys and other externally obtained comparative data.

•	Key executives, responsible for establishing and executing the Company’s business strategy, should have incentive opportunities that are tied to the creation of stockholder value.

•
To the extent that is practical and consistent with the overall corporate business strategy, Company incentive plans should be in full compliance with the provisions of the Internal Revenue Code of 1986, as amended, allowing tax deductibility for executive compensation.

•	Stock ownership is an important component for ensuring executives’ and key employees’ interests are aligned with those of stockholders.

•	To facilitate stock ownership for executives, the Company should provide stock-based incentive plans that focus on the creation of stockholder value.

•
The compensation strategy for the Company should continue to place a greater emphasis on stock-based incentives and related long-term opportunities, with limited availability to special executive benefits and perquisites.

Peer Analysis
Role of the Independent Compensation Advisors
In the spring of 2012, the Committee engaged Burke Group as its external independent compensation advisor. Burke Group’s primary tasks included advising the Committee in its evaluation of the Company’s overall compensation program for senior executives, including the review and analysis of long-term incentives benchmarked against industry peer organizations and providing observations related to base salaries and annual incentives. The following companies were selected by Burke Group and the Committee based on their similar size or provision of similar services for compensation comparison purposes: Team, Inc.; ENGlobal Corporation; Lime Energy Company; Matrix Service Company; Brady Corporation; Mistras Group, Inc.; Stantec, Inc.; Unitek Global Services, Inc.; Versar Inc.; and VSC Corporation.
In June 2012, Burke Group presented the Committee with an evaluation of the Company’s overall compensation program for its senior executives and made recommendations with respect to value ranges of long-term incentive grants as well as the form of such equity compensation. In 2013, the Company again engaged Burke Group for similar types services and to update the analysis provided in the 2012. Burke Group’s analysis was utilized by the Committee in their consideration of all aspects of the Company’s compensation programs and to establish base salaries, short-term cash incentives and long term equity incentive awards for the Company’s senior executive officers and to determine non-employee director compensation for fiscal years 2013 and 2012. The Committee determined that, although results varied by individual, compensation of the Company’s Named Executive Officers is consistent with the median of their respective peers in total compensation and is consistent with the compensation philosophy of the Company.
Burke Group was engaged by, and reported directly to, the Committee. Both Burke Group and the Committee acknowledged that, in order to perform the services requested by the Committee, Burke Group needed to obtain information and data from, and otherwise interact with, management. Management did not, however, direct Burke Group’s activities. The Company paid Burke Group approximately $9,500 and $15,000 for its services as independent consultant during 2013 and 2012, respectively.
Additionally, in 2013 the Company engaged Bond, Schoeneck & King for consulting services to review and advise the Committee relative to its equity compensation plan, including advising on the equity award grants made in 2013. The Company paid Bond, Schoeneck & King approximately $3,000 in 2013 for its services as an independent consultant.
Other than these services provided for the Committee in 2013 and 2012, Burke Group and Bond, Schoeneck & King have not performed any other services for the Company. The Committee is satisfied that both Burke Group and Bond, Schoeneck & King meet the independence requirements and present no conflict of interest as set forth in SEC’s rules regarding compensation advisor independence.
While the Committee receives advice on executive compensation from Burke Group and Bond, Schoeneck & King, the Committee and the Board of Directors retain all decision-making authority to ensure that the decisions reflect the Company’s objectives and philosophy.
Industry Compensation Comparison Groups
In addition to utilizing analyses provided by Burke Group and Bond, Schoeneck & King, the Committee evaluates broad-based surveys prepared by services such as Equilar and Salary.com as part of determining executive compensation. The surveys include companies in similar industries and/or with similar revenues to the Company and are used in aggregate form with no individual company used in a formal benchmarking process. The Company does not provide any input with respect to the identification of these companies. Following a review of individual performance, comparative compensation levels were informally referenced among the previous mentioned factors.
Elements of Compensation
The principal elements of compensation available to the Committee with respect to compensation for the Named Executive Officers include base salary, annual incentive opportunity, long-term equity-based incentives (stock options, restricted stock or restricted stock units) and retirement benefits that are the same as those provided to all employees.
The Committee annually reviews the compensation of the Company’s CEO. The review includes the Company’s operations and results as well as leadership skills of the CEO. The Committee also assesses the CEO’s ability to meet the goals and objectives that are set forth by the Board of Directors in strategic planning, short-term and long-term financial results and succession planning. The Committee, with the advice of the CEO for other Named Executive Officer positions, reviews these elements of compensation on an as needed basis taking into consideration each Named Executive Officer’s past and expected contributions to the Company’s business. In designing executive compensation, the Committee considers the accounting and tax effect that the components will or may have on the Company or the Named Executive Officers.

Base Salaries
Base salaries are intended to be competitive with the marketplace, taking into account the scope of responsibility, the relevant background, experience and tenure and the past and future potential contributions of the Named Executive Officers to the Company. Base salaries should offer the executive security and allow the Company to maintain a stable management team. Available data on base salaries of executive officers of companies of similar revenue size and/or market value providing similar services to similar customers within the same industry, which is typically gathered through information provided by outside advisors or consultants, searches of publicly available information or from published salary survey sources, are periodically compared to the Named Executive Officers’ base salaries with the objective of keeping base salaries at comparable levels. The Committee reviews the base salaries of the Named Executive Officers on an annual basis, or as otherwise dictated by special circumstances (e.g., promotions, new hires, etc.).
Annual Incentive Compensation Program
The Company also provides an incentive compensation program to the Named Executive Officers that is designed to motivate and reward the achievement of Company annual financial performance goals. Targeted incentive amounts are calculated as a percentage of base salary. For 2013, the target award amount as a percentage of base salary for the Named Executive Officers was 60 percent, 50 percent, 35 percent and 30 percent for Messrs. Cox, Milliron, Muff and Fry, respectively. The potential payouts under the incentive plan ranges from zero percent to 200 percent of the targeted award amount, depending on the level of performance achieved. If at least 80 percent of the target level of performance (“goal”) is achieved, 5 percent of the targeted award amount can be earned for each percentage point above the 80 percent level achieved. If performance exceeds the goal, an additional 1.7 percent of the targeted amount can be earned for each percentage point above 100 percent, with a maximum payout of 200 percent of target. The Committee establishes goals under the incentive compensation program that it determines to be challenging and that are attainable with outstanding performance under expected economic conditions. The 2013 incentive opportunity was based on a consolidated operating income goal of $27.6 million. The Company’s actual consolidated operating income, as reported in its audited financial statements, was $24.8 million. As actual results represented achievement of 90 percent of the operating income goal, the Named Executive Officers earned 50 percent of the targeted award amount. As shown in the Summary Compensation Table on page 16, annual incentive plan amounts earned in 2013 were $144,000, $107,500, $43,750 and $37,500 for Messrs. Cox, Milliron, Muff and Fry, respectively. In determining the amounts earned, the Committee maintains discretion to adjust the amounts of the annual incentive plan opportunity based on relevant internal and external factors or to preserve the intent of the award, however no such adjustments were made for the 2013 awards to the Named Executive Officers.
Long-Term Equity-Based Incentive Compensation
With regard to long-term incentive compensation, the Committee believes that the Named Executive Officers should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in operating profits as well as service levels. The Committee utilizes long-term equity awards, such as stock options, restricted stock awards and restricted stock units, to the Named Executive Officers as long-term equity-based incentives that most closely align their interests with stockholders.
Stock options are issued as approved by the Committee with an exercise price equal to the closing price of the Company’s common stock on the date of the grant and typically vest over a three to five-year period. The Committee considers the level of stockholdings of each of the Named Executive Officers and alternative forms of incentive compensation and the past and future potential contributions of the Named Executive Officers to the Company that will create value for the Company’s stockholders in determining the granting and vesting of restricted stock awards. The amounts as well as timing of the grants to each Named Executive Officer may vary each year based on established performance objectives, or the executive’s performance and the executive’s total compensation package.
The Committee also utilizes performance-based long-term equity incentive awards, including stock options and restricted stock units, to focus the Named Executive Officers’ on financial and operational objectives that the Committee believes are primary drivers of future growth. The performance goals for these awards, which generally vest over three to eight years, are linked to measures such as pre-tax earnings and earnings per share and require the Named Executive Officers to achieve annual goals, as established by the Committee, otherwise the awards are forfeited. The annual targets are aligned with targets established for the Company’s annual incentive compensation program. The Committee establishes such annual targets at levels that it determines to be challenging and that are attainable with outstanding performance under expected economic conditions. For the 2013 and 2012 awards, if performance goals are not fully achieved, but are achieved at a level of at least 90 percent of the goal, between 50 percent and 100 percent of the total award may be earned, depending on the level of performance achieved. The equity incentive awards granted in 2013 and 2012 both set forth pre-tax income performance targets $25.6 million for 2013, while the 2011 awards set forth a 2013 earnings per share target of $0.86 per share. As the performance targets were not achieved, 33.3 percent, 33.3 percent and 25 percent of the performance-based awards granted in 2013, 2012 and 2011, respectively, were forfeited in 2013.

Further, no performance-based equity awards vested in 2012 or 2011 as performance targets set for those years were also not achieved.
Incentive Compensation Policies
The Committee typically grants annual incentive compensation program awards and performance-based equity awards in the first or second quarter of the fiscal year, following the issuance of the prior year’s audited financial statements and final approval of the current year budget, although exact timing and specific form of the awards may vary from year to year based on specific circumstances.
The Committee evaluates “clawback” policies and their applicability to the compensation programs for Named Executive Officers as such compensation awards are earned. In addition, the Committee recognizes the Company’s requirement for compliance with Section 304 of the Sarbanes-Oxley Act of 2002, which requires the CEO and Chief Financial Officer of the Company to reimburse the Company for any bonus or other incentive-based or equity-based compensation received by them from the Company and any profits realized by them from the sale of securities of the Company during that twelve-month period following the filing with the Securities and Exchange Commission of any financial document that requires restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.
Retirement and Other Benefits
Named Executive Officers may participate in the Company’s Savings Investment Plan (the “401(k) Plan”) and other employee benefits that are provided or available to all employees, including medical insurance and life and disability insurance. The Company has no supplemental benefit or deferred compensation plans that provide benefits to Named Executive Officers that are not available to all employees. Perquisites available to Named Executive Officers are minimal in amount and do not exceed $10,000 per person. The Company does not provide Named Executive Officers with company cars or country club memberships and does not own or lease an aircraft. The Company does not have employment agreements with its Named Executive Officers and does not have an established policy related to stock ownership guidelines.
The Committee uses the above elements of compensation to attract and retain Named Executive Officers and maintain a stable team of effective leaders, to balance the compensation of the Named Executive Officers with the short-term and long-term objectives of the Company and to align the interests of the Named Executive Officers with the stockholders. Prior compensation or amounts realizable from prior compensation are not considered in setting other elements of compensation.
Risk – Related Compensation Policies and Practices
The Board of Directors has determined that the Company’s policies and practices regarding compensating its employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.
2013 “Say-on-Pay” Advisory Vote on Executive Compensation
Furmanite provided its stockholders with a “say on pay” advisory vote on executive compensation in 2013 under Section 14A of the Exchange Act. At the Company’s 2013 Annual Meeting of Stockholders, Furmanite’s stockholders expressed substantial support for the compensation of the Company’s Named Executive Officers, with approximately 92 percent of the votes cast (excluding abstentions and broker non-votes) for approval of the “say on pay” advisory vote on executive compensation. The Committee evaluated the results of the 2013 advisory vote at a meeting in the second quarter of 2013. The Committee also considered many other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis. Based on all of these factors the Compensation Committee did not make significant changes to the percentage of compensation to Named Executive Officers and other key employees that is dependent on the achievement of performance targets. The Committee approved an award of stock options and restricted stock units to the Named Executive Officers and other key employees, as detailed in the “Grants of Plan-Based Awards Table” on page 17. The stock options will vest ratably over a three-year period. The restricted stock units are subject to the achievement of certain performance conditions, including consolidated Company pre-tax earnings thresholds, and include a retention requirement for a portion of any awards earned under the program, as described within Elements of Compensation above and in the “Grants of Plan-Based Awards Table” on page 17.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
To the Board of Directors of
Furmanite Corporation:
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for fiscal year 2013 (included in this proxy statement) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement, for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.
Members of the Compensation Committee
Kevin R. Jost, Chairman
Sangwoo Ahn
Ralph Patitucci
Dated: March 27, 2014

EXECUTIVE COMPENSATION
Summary of Compensation
The following table sets forth information concerning the annual and long-term compensation paid for services to the Company in all capacities for the fiscal years ended December 31, 2013, 2012 and 2011 to each of the Named Executive Officers of Furmanite:
SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)(2)	Option Awards ($)(f)(2)	Non-Equity Incentive Plan Compensation ($) (g) (4)	All Other Compensation ($)(i)(1)	Total ($)(j)
Charles R. Cox	2013	465,231	—	267,750	114,750	144,000	13,908	1,005,639
Chairman of the Board and	2012	450,000	—	289,750	267,750	—	171,875	1,179,375
Chief Executive Officer	2011	439,583	75,000	150,000	—	—	10,592	675,175

Joseph E. Milliron	2013	412,692	—	196,000	84,000	107,500	17,111	817,303
President and Chief	2012	400,000	—	209,000	196,000	—	159,130	964,130
Operating Officer	2011	389,583	60,000	125,000	—	—	20,741	595,324

Robert S. Muff	2013	263,558	—	78,750	33,750	43,750	19,590	439,398
Chief Financial Officer	2012	250,000	—	83,750	78,750	—	107,142	519,642
	2011	244,792	30,000	80,000	103,853	—	22,211	480,856

William F. Fry(3)	2013	246,154	—	61,250	26,250	37,500	11,522	382,676
General Counsel and	2012	64,423	—	—	56,600	—	27,959	148,982
Secretary

(1)
Includes the Company’s contributions in 2013, 2012 and 2011, respectively, to the 401(k) Plan on behalf of Mr. Cox ($10,200, $9,800 and $9,800), Mr. Milliron ($10,200, $9,800 and $14,700), Mr. Muff ($10,200, $9,800 and $14,079) and Mr. Fry ($2,385 in 2013), as well as employer contributions for insurance. Also includes in 2012 the amount of relocation costs of $162,000, $144,000 and $90,000 to Mr. Cox, Mr. Milliron and Mr. Muff, respectively. The 2012 amount also includes a $25,000 payment to Mr. Fry associated with his joining the Company.

(2)
The amounts shown in columns (e) and (f) represent the grant date fair value of share-based compensation granted in the applicable fiscal year in accordance with FASB ASC Topic 718 for performance-based and time-based restricted stock units and stock option awards granted to each of the Named Executive Officers. The 2013 amounts in columns (e), which vest ratably over a three-year period, only vest upon attainment of established performance criteria, include $89,250, $65,333, $26,250 and $20,417 of restricted stock units awarded to Messrs. Cox, Milliron, Muff and Fry, respectively, which were forfeited as of the end of 2013 as a result of not achieving those performance targets. The 2012 amounts in columns (e) and (f), which vest ratably over a three-year period, and certain of which only vest upon attainment of established performance criteria, include $178,500, $130,666 and $52,500 of stock options and $76,500, $56,000 and $22,500 of restricted stock units awarded to Messrs. Cox, Milliron and Muff, respectively, which were forfeited as of the end of 2012 and 2013 as a result of not achieving those performance targets. The 2011 amounts in column (e), which vest over a period of up to eight years and only upon achievement of established performance criteria, include $75,000, $62,500 and $40,000 of restricted stock units awarded to Messrs. Cox, Milliron and Muff, respectively, which were forfeited during 2012 and 2013 as a result of not achieving those performance targets. See the “Outstanding Equity Awards at Fiscal Year End Table” below for details of awards outstanding as of December 31, 2013.

(3)
Mr. Fry joined the Company in September 2012 and was named General Counsel and Secretary on December 6, 2012. As such, he was not a Named Executive Officer in 2011 and accordingly information with respect to that year is not applicable.

(4)	Represents amounts earned in 2013 that were paid in cash in 2014 related to the Company’s incentive compensation program, as described in further detail in the Compensation Discussion and Analysis.

Plan-Based Awards
The following table presents individual grants of plan-based awards granted during the year ended December 31, 2013 to the Company’s Named Executive Officers.
GRANTS OF PLAN-BASED AWARDS TABLE

								All other stock awards: number of shares of stock or units (#)(i)	All other option awards: number of securities underlying options (#)(j)(3)	Exercise or base price of option awards ($/sh)(k)	Grant date fair value of stock and option awards ($)(l)(4)
		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)
Name(a)	Grant Date(b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Charles R. Cox	3/6/2013	14,400	288,000	576,000	—	—	—	—	—	—	—
Charles R. Cox	5/9/2013	—	—	—	19,431	38,861	—	—	—	—	267,750
Charles R. Cox	5/9/2013	—	—	—	—	—	—	—	29,198	6.89	114,750
Joseph E. Milliron	3/6/2013	10,750	215,000	430,000	—	—	—	—	—	—	—
Joseph E. Milliron	5/9/2013	—	—	—	14,224	28,447	—	—	—	—	196,000
Joseph E. Milliron	5/9/2013	—	—	—	—	—	—	—	21,374	6.89	84,000
Robert S. Muff	3/6/2013	4,375	87,500	175,000	—	—	—	—	—	—	—
Robert S. Muff	5/9/2013	—	—	—	5,715	11,430	—	—	—	—	78,750
Robert S. Muff	5/9/2013	—	—	—	—	—	—	—	8,588	6.89	33,750
William F. Fry	3/6/2013	3,750	75,000	150,000	—	—	—	—	—	—	—
William F. Fry	5/9/2013	—	—	—	4,445	8,890	—	—	—	—	61,250
William F. Fry	5/9/2013	—	—	—	—	—	—	—	6,679	6.89	26,250

(1)
This section shows the possible payouts for performance in fiscal year 2013 under the Company’s annual incentive compensation program, as discussed in the Compensation Discussion and Analysis. The amounts payable in fiscal year 2014 but earned based upon performance in fiscal year 2013 are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
Restricted stock unit grants were issued to key employees in 2013 under the Company’s 1994 Stock Incentive Plan, as amended. The awards granted on May 9, 2013 become eligible for vesting at the rate of 33.3 percent per year beginning May 9, 2014, with eligibility for vesting contingent upon achieving pre-tax earnings targets set by the Board of Directors at the time the awards are granted. The pre-tax earnings targets set by the Board of Directors for the year ended December 31, 2013 were not achieved and accordingly 33.3 percent of the awards granted on May 9, 2013 were forfeited as of December 31, 2013. The awards granted on May 9, 2013 shown in the table above are gross of forfeitures of 12,954, 9,482, 3,810 and 2,963 restricted stock units for Messrs. Cox, Milliron, Muff and Fry, respectively. All unvested restricted stock units and stock options are forfeited if the executive leaves the Company under any unapproved conditions.

(3)
The stock option grants issued to key employees on May 9, 2013 under the Company’s 1994 Stock Incentive Plan, as amended, vest at a rate of 33.3 percent annually beginning May 9, 2014. All unvested stock options are forfeited if the executive leaves the Company under any unapproved conditions.

(4)
For a description of the assumptions made in calculation the grant date fair value of the stock awards granted during fiscal 2013 in accordance with ASC 718, see Note 10, Stockholders’ Equity, to the Company’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013. These amounts reflect the accounting value for these awards and do not necessarily correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.

Outstanding Equity Awards
The following table sets forth information on the outstanding awards (outstanding stock options and unvested stock awards) held by Named Executive Officers as of December 31, 2013:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
									Equity Incentive Plan Awards
						Number of Shares of Stock or Units That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)(1)
	Number of Securities Underlying			Option Exercise Price ($)(e)	Option Expiration Date (f)
	Unexercised Options (#)
Name (a)	Exercisable (b)	Unexercisable (c)
Charles R. Cox	—	—		—	—	16,691	(7)	177,258	44,222	(8)	469,638
	30,000	—		2.46	8/3/2014	—		—	—		—
	20,000	—		2.38	8/18/2015	—		—	—		—
	75,000	25,000	(2)	3.85	3/10/2020	—		—	—		—
	—	34,195	(3)	4.63	6/28/2015	—		—	—		—
	—	29,198	(4)	6.89	5/9/2023	—		—	—		—
Joseph E. Milliron	—	—		—	—	11,922	(7)	126,612	33,390	(8)	354,602
	—	25,032	(3)	4.63	6/28/2015	—		—	—		—
		21,374	(4)	6.89	5/9/2023	—		—	—		—
Robert S. Muff	—	—		—	—	4,769	(7)	50,647	15,411	(8)	163,665
	—	14,000	(5)	5.10	3/24/2020	—		—	—		—
	—	15,000	(5)	7.08	3/7/2021	—		—	—		—
	—	10,057	(3)	4.63	6/28/2015	—		—	—		—
	—	8,588	(4)	6.89	5/9/2023	—		—	—		—
William F. Fry	—	—		—	—	—		—	5,927	(8)	62,945
	5,000	15,000	(6)	4.93	10/18/2022	—		—	—		—
		6,679	(4)	6.89	5/9/2023	—		—	—		—

(1)	Based on the closing price of the Company’s common stock on December 31, 2013, which was $10.62.

(2)	The option awards for Mr. Cox vest at 25 percent annually beginning March 10, 2011 and expire March 10, 2020.

(3)
The option awards will vest 33.3 percent annually beginning June 28, 2013 if performance targets are achieved. The quantities reflected above are net of 66.7 percent of the option awards forfeited for failure to achieve the established performance targets for the first and second year’s tranche of awards. All unvested stock option awards expire June 28, 2015.

(4)	The option awards will vest 33.3 percent annually beginning May 9, 2014 and expire May 9, 2023.

(5)	The option awards for Mr. Muff vest at 20 percent annually beginning March 24, 2011 and March 7, 2012, respectively, and expire March 24, 2020 and March 7, 2021, respectively.

(6)	The option awards for Mr. Fry vest at 25 percent annually beginning October 18, 2013 and expire October 18, 2022.

(7)	The restricted stock units vest 33.3 percent annually beginning March 2, 2013. The quantities reflected above are net of 33.3 percent of the units that vested on March 2, 2013.

(8)
Includes 25,907, 18,964, 7,620 and 5,927 of restricted stock units outstanding that were awarded to Messrs. Cox, Milliron, Muff and Fry, respectively, in 2013 which vest 33.3 percent annually beginning May 9, 2014 if performance targets are achieved (see “Grants of Plan-Based Awards Table,” footnote (2) for a full description of the awards). Also includes 8,261, 6,048 and 2,430 of restricted stock units outstanding that were awarded to Messrs. Cox, Milliron and Muff, respectively, in 2012 which vest 33.3 percent annually beginning on June 28, 2013 if performance targets are achieved. Also includes 10,054, 8,378 and 5,361 of restricted stock units outstanding that were awarded to Messrs. Cox, Milliron and Muff, respectively, in 2011 for which up to 50 percent of the total restricted stock units vest on June 14, 2015, and an additional 12.5 percent vest on each subsequent anniversary date (years 5 through 8 from the grant date) if annual earnings per share targets are achieved. The quantities reflected above are net of 33.3 percent of the 2013 awards, 66.7 percent of the 2012 awards and 50 percent of the 2011 awards, which were forfeited for failure to achieve the established performance targets for the completed years’ tranches of each of the awards.

The following table sets forth the options exercised and the stock awards vested during 2013 with respect to Named Executive Officers.
OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)		Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting ($)(e)
Charles R. Cox	—		—	8,344	(2)	48,896
Joseph E. Milliron	100,000	(1)	554,200	5,960		34,926
Robert S. Muff	31,000	(1)	157,210	2,384	(2)	13,970

(1)
Gross number of shares pursuant to a cashless exercise election. Net shares acquired after deductions for the exercise price and tax obligations were 38,412 and 10,697 for Messrs. Milliron and Muff, respectively.

(2)	Net shares acquired after deductions for tax obligations were 5,931 and 1,605 for Messrs. Cox and Muff, respectively.
Pension Benefits
The Company does not provide or maintain a defined benefit plan for its Named Executive Officers, nor does the Company have a plan for nonqualified deferred compensation. To assist in their provisions for their retirement years, Named Executive Officers are eligible to participate in the Company’s 401(k) Plan under the same terms and conditions as all other employees of the Company and its subsidiaries.
Potential Payments on Change in Control or Upon Termination
Change in Control
The Company does not offer change in control or termination agreements to its key employees. One change in control agreement remains in effect from when such agreements were permitted by the Company. The terms of that agreement, which is with Mr. Milliron, are summarized below.
Under the agreement with Mr. Milliron, a “change in control” occurs if, under certain specified circumstances:

(i)
specified persons (generally defined as those directors serving at the effective date of the termination agreement and those appointed or recommended by such persons) cease to constitute a majority of the members of the Board;

(ii)
a merger of the Company or one of its affiliates occurs, unless the beneficial owners of the voting securities of the Company immediately prior to such merger own at least 50 percent of the combined voting power of the Company, the surviving entity, or the parent of the surviving entity immediately after such merger;

(iii)
a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of directors of the Company; or

(iv)	a sale, transfer, lease or other disposition of all or substantially all of the Company’s assets is consummated.
If a change in control occurs and the employment of Mr. Milliron terminates, other than due to his death or disability or by termination of employment by the Company for cause (as defined in the agreement), the Company will pay Mr. Milliron 299 percent of his annualized base salary immediately prior to the change in control.
In addition to the payment of a percentage of annualized salary discussed above,

(a)
all stock and option awards held by Mr. Milliron shall immediately become vested, exercisable and non-forfeitable and all conditions thereof shall be deemed to have been satisfied, subject to the terms and conditions of the plan or agreement by which they were granted;

(b)
the Company shall pay to Mr. Milliron the undiscounted value of any contributions which the Company would have made to his account with the Company’s 401(k) Plan had Mr. Milliron’s employment continued for three years;

(c)	the Company shall continue any provisions of accident and health insurance benefits being provided to Mr. Milliron for a period of three years; and

(d)
the Company shall provide any benefits under any post-retirement health care insurance plans then in effect to which Mr. Milliron would have become entitled had his employment continued for a period of three more years.

Should payments to Mr. Milliron be subject to the excise tax of Section 4999 of the Internal Revenue Code or any similar tax payable under any United States federal, state, or local statute, then, subject to certain conditions within the termination agreement, the Company shall pay additional amounts to Mr. Milliron so as to place him in the same economic position he would have been in had no excise tax been imposed.
The following table shows the amounts (in dollars) which would be payable to Mr. Milliron under the termination agreement if such a change in control of the Company would have occurred at December 31, 2013:

Name	Total Value as a Multiple of Annualized Base Salary ($)	Undiscounted Company 401(k) Match ($)	Provision for Accident & Health Insurance Benefits ($)	Rights to Post Retirement Health Care ($) (1)	Value of Unexercisable Options ($) (2)	Value of Restricted Stock Awards that would Vest ($)(3)	Gross Up for Excise Taxes ($)	Total ($) Compensation
Joseph E. Milliron	1,233,949	30,600	35,255	—	229,667	481,217	—	2,010,688

(1)	Retiree pays 100 percent of the cost of benefit.

(2)	Calculated as the difference between the closing price of the Company’s common stock on December 31, 2013, which was $10.62, and the various exercise prices of the options.

(3)	Calculated using the closing price of the Company’s common stock on December 31, 2013, which was $10.62.
Termination Compensation Not In Connection with a Change in Control
The Company does not have employment contracts or agreements with its Named Executive Officers. In the event of termination for whatever reason, other than related to a change in control of the Company as discussed above, such individuals would be entitled to participate in the same post termination benefits and subject to the same conditions as all other employees of the Company and its subsidiaries.
Compensation of Non-Employee Directors
The Board of Directors provides compensation plans to attract and retain qualified individuals to serve on the Company’s Board of Directors. Each non-employee director is paid an annual cash retainer fee for service on the Board as well as all Committees, and receives periodic equity-based awards. The Board of Directors provides a mix of cash and periodic equity-based awards to more closely align their interests with the stockholders.
The table below sets forth the compensation the Company paid to its non-employee directors for service during 2013.
DIRECTOR COMPENSATION TABLE

Name (a)	Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Total ($)(h)
Sangwoo Ahn	100,000	60,500	160,500
Kevin R. Jost	75,000	60,500	135,500
Ralph Patitucci	75,000	60,500	135,500

The fee shown in column (b) above includes compensation for service earned and accrued in 2013 on the Board and all Committees. The amounts shown in column (c) represent the grant date fair value of the awards in accordance with FASB ASC 718. At December 31, 2013, Mr. Ahn had outstanding stock options for 30,000 shares of common stock and Messrs. Ahn, Jost and Patitucci each had 30,000 shares of unvested stock awards.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of the Board of Directors of the Company, which operates under a written charter adopted by the entire Board, serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, UHY LLP, is responsible for expressing opinions on the conformity of the Company’s financial statements to generally accepted accounting principles in the United States and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Pubic Company Accounting Oversight Board.
In this context, the Audit Committee hereby reports as follows:

1)
The Audit Committee has reviewed and discussed the financial statements as of and for the year ended December 31, 2013 with management and UHY LLP, the Company’s independent registered public accounting firm.

2)
The Audit Committee has reviewed and discussed with the Company’s management, as well as UHY LLP, management’s assessment and UHY LLP’s opinion that the Company maintained effective internal control over financial reporting as of December 31, 2013.

3)	The Audit Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees.”

4)
The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

5)
Based on the review and discussion referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K (17 CFR 249.310) for the fiscal year ended December 31, 2013, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.
Members of the Audit Committee
Sangwoo Ahn, Chairman
Kevin R. Jost
Ralph Patitucci
Dated: March 27, 2014

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected UHY LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014, and the Board of Directors recommends that the stockholders ratify such appointment at the Annual Meeting.
UHY LLP has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Delaware General Corporation Law does not require the ratification of the selection of registered public accounting firm by the Company’s stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it advisable that the stockholders pass upon such selection. A representative of UHY LLP will be present at this year’s Annual Meeting of Stockholders. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
In the event the stockholders fail to ratify the selection of UHY LLP, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of the independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On June 1, 2012, the Company dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm at the direction of the Board of Directors of the Company and upon the recommendation of the Audit Committee of the Board. During the Company’s two most recent fiscal years and the subsequent interim period preceding such dismissal, there were no (1) disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused Grant Thornton to make reference in its reports on the Company’s consolidated financial statements for such years to the subject matter of the disagreement, or (2) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. The audit reports of Grant Thornton on the consolidated financial statements of the Company for the year ended December 31, 2011 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
Effective June 1, 2012, the Company’s Audit Committee of the Board of Directors approved the engagement of UHY LLP (“UHY”) as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2012. During the Company’s two most recent fiscal years and the subsequent interim period preceding UHY’s engagement, neither the Company nor anyone on behalf of the Company consulted with UHY regarding the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and UHY did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or any matter that was the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1) of Regulation S-K. UHY has advised the Company that it will have in attendance at the May 9, 2014 Annual Meeting of Stockholders a representative who will respond to appropriate questions presented at such meeting regarding the Company’s financial results and condition at the close of its most recent fiscal year. The representative of the firm will be afforded an opportunity to make a statement if he or she wishes to do so.
The following table sets forth the aggregate fees billed for professional services rendered by the Company’s independent registered public accounting firm, UHY, for 2013 and 2012:

	Years Ended December 31,
	2013	2012
Audit Fees (1)	$514,695	$462,698
Audit-related Fees (2)	59,133	—
Tax Fees	—	—
All Other Fees (3)	3,469	—
Total	$577,297	$462,698

(1)
Fees for the audit of the Company’s annual financial statements, including fees related to the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by the Company’s independent registered public accounting firms in connection with statutory and regulatory filings or engagements for the fiscal year shown.

(2)	Fees for acquisition due diligence and employee benefit plan audits.

(3)	Consists of an accounting research tool subscription fee.

The Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firms. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Since May 6, 2003, the effective date of the SEC rules requiring pre-approval of audit and non-audit services, 100 percent of the services identified in the preceding table were pre-approved by the Audit Committee.
The Audit Committee of the Board of Directors of the Company considered whether the provision of services other than audit services for 2013 was compatible with maintaining the independent registered public accounting firms’ independence.
Company Policies Regarding Related Party Transactions
We do not have a written approval policy for transactions between the Company and its executive officers and directors. However, any proposed related transactions must be approved in accordance with both applicable law and applicable NYSE rules. For approval, a committee of independent directors of the Board must approve any transaction that requires disclosure in the Company’s proxy statement pursuant to Item 404 of Regulation S-K.
A related party is defined as any person who is, or was at any time during the most recently completed fiscal year, a director or executive officer of the Company; a nominee for director; or an immediate family member of a director or executive officer of the Company or director nominee; or any person who, at the time the transaction in which such person had a direct or indirect material interest occurred or existed, either beneficially owned five percent (5%) or more of the outstanding stock of a class of equity of the Company or was an immediate family member of such security holder. A transaction is defined by the Company as, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.
For the past fiscal year, no related party has any direct or indirect material interest in any transaction(s) or series of similar transactions to which the Company was or is to be a participant where the amount involved exceeded $120,000.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2013, about the Company’s equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options,Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)
	1,210,209	$5.82	3,105,140
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	1,210,209	$5.82	3,105,140

(1)	All information pertains to the Furmanite Corporation Stock Incentive Plan.

OTHER MATTERS
At the date of this Proxy Statement, the management of Furmanite does not know of any business to be presented at the 2014 Annual Meeting, other than as set forth in the Notice accompanying this Proxy Statement. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote their proxies in accordance with their best judgment on such matters. A copy of Furmanite’s 2013 Annual Report is available, without charge, on the Internet at www.furmanite.com or upon written request to the Investor Relations Department, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042.

The preparation and delivery costs of the proxy, Notice and Proxy Statement will be paid by the Company. In addition to mailing copies of this material as requested to stockholders of Furmanite, the Company has retained Broadridge Financial Solutions, Inc. and D.F. King & Co. to request banks and brokers to forward copies of such material to persons for whom they hold Furmanite common stock and to request authority for execution of the proxies. The Company will pay them an aggregate fee of approximately $30,000, excluding expenses, for implementation and processing and will reimburse banks and brokers for their reasonable, out-of-pocket expenses incurred in connection with the distribution of proxy materials. Certain of the Company’s officers or employees may solicit the return of proxies by telephone, personal interview or other electronic means.
Householding of Proxies
For stockholders who have requested a printed copy of our proxy materials, the SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, and some brokers, household annual reports, proxy materials, or Notice of Internet Availability of Proxy Materials, as applicable, delivering a single annual report and proxy statement to multiple stockholders who have requested printed copies and share an address, unless contrary instructions have been received from one or more of the affected stockholders.
Once you have received notice from your broker or the Company, that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and proxy statement, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares.
You may request to receive at any time a separate copy of our annual report or proxy statement by sending a written request to Investor Relations Department, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042 or by telephoning (713) 634-7777. A separate copy of the requested materials will be sent promptly following receipt of your request.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
Any proposals of holders of common stock intended to be presented at the Company’s 2015 Annual Meeting of Stockholders must be received by the Company, addressed to Robert S. Muff, Chief Financial Officer, Furmanite Corporation, 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, no later than November 27, 2014 to be included in the Proxy Statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Company’s proxy materials in accordance with the applicable requirements.
Under the Nominating and Governance Committee charter, a stockholder may nominate one or more persons for election as directors at any annual meeting of stockholders, provided, that any such recommendation is submitted in writing to the Secretary of the Company. Any such recommendation must be received by November 27, 2014 and be accompanied by a statement of qualifications of the recommended nominee and a letter from the nominee himself affirming that he or she will agree to serve as a director of the Company if elected. In addition, any recommendation must comply with all applicable requirements of the Exchange Act, the rules and regulations there under, and all other policies and procedures of the Company related to such matters. The Board, a committee thereof, the Chief Executive Officer or the President may refuse to acknowledge the nomination of any person not made in compliance with these requirements.
Proxies for Furmanite’s Annual Meeting of Stockholders to be held in the year 2015 may confer discretionary power to vote on any matter that may come before the meeting unless, with respect to a particular matter, (i) the Company receives written notice, addressed to the Company’s Chief Financial Officer no later than November 27, 2014, that the matter will be presented at the meeting and (ii) the Company fails to include in its proxy statement the meeting advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.
By Order of the Board of Directors,
Charles R. Cox
Chairman of the Board and
Chief Executive Officer
Dated: March 27, 2014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

FURMANITE CORPORATION 10370 RICHMOND AVE. SUITE 600 HOUSTON, TX 77042

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	0	0	0
1. Election of Directors
Nominees:

01 Charles R. Cox	02 Sangwoo Ahn	03 Kevin R. Jost	04 Ralph Patitucci

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Advisory approval of the Company’s executive compensation.	0	0	0
3. The ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	0	0	0

NOTE: The directors of the Company up for election, if elected, will hold office until the 2015 annual meeting of stockholders or until their successors have been duly elected and qualified.

For address changes/ comments, mark here. (see reverse for instructions)	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

FURMANITE CORPORATION
This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
May 9, 2014 at 9:30 a.m. CDT
The stockholder(s) hereby appoint(s) Charles R. Cox and Robert S. Muff, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Furmanite Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 A.M., Central Time on May 9, 2014, at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.
Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side